Exhibit 99.1
PREMIER EXHIBITIONS ANNOUNCES EXECUTIVE LEADERSHIP TEAM REALIGNMENT
ATLANTA, GA — November 30, 2011 — Premier Exhibitions, Inc., (“Premier” or the “Company”), (NASDAQ: PRXI), a leading presenter of museum-quality touring exhibitions around the world, today announced that it is realigning its executive leadership team as part of its previously disclosed strategic restructuring.
The following management changes were effective on November 28, 2011.
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Christopher Davino, who has served as Premier’s Chief Executive Officer and President since February 2009, will assume the title of President of RMS Titanic, Inc., to focus his efforts exclusively on strategic transactions involving the Company’s content subsidiary and the Titanic artifact collection. Mr. Davino will remain a director of Premier.

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Samuel Weiser, a director of Premier, will assume the role of Interim Chief Executive Officer and President and will manage Premier’s overall business operations, with a specific focus on the operations of Premier Exhibition Management, the Company’s exhibition production division.

•	Michael Little, Chief Financial Officer, will assume the additional role of Chief Operating Officer.
Mark Sellers, Premier’s Chairman, stated, “The Board of Directors of Premier is excited to announce these management changes, which we believe will focus the Board and management on our strategic restructuring and the opportunities that will drive shareholder value. We are pleased to have Chris, Sam and Mike working on these important initiatives on behalf of our shareholders.”
About Premier Exhibitions
Premier Exhibitions, Inc. (NASDAQ: PRXI), located in Atlanta, GA, is a major provider of museum quality exhibitions throughout the world and a recognized leader in developing and displaying unique exhibitions for education and entertainment. The Company’s exhibitions present unique opportunities to experience compelling stories using authentic objects and artifacts in diverse environments. Exhibitions are presented in museums, exhibition centers and other entertainment venues.
Additional information about Premier Exhibitions is available at www.prxi.com.
Investor Contact:
Michael J. Little
Chief Financial Officer and Chief Operating Officer
(404) 842-2600
mlittle@prxi.com